   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999
                                                      REGISTRATION NO. 333-92529


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                  SALTON, INC.
            (Exact name of registration as specified in its charter)

           DELAWARE                                    36-3777824
(State or other jurisdiction of          (I.R.S. Employer identification number)
 incorporation or organization)

                           550 BUSINESS CENTER DRIVE
                         MOUNT PROSPECT, ILLINOIS 60056
                                 (847) 803-4600
    (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 WILLIAM B. RUE
                     PRESIDENT AND CHIEF OPERATING OFFICER
                           550 BUSINESS CENTER DRIVE
                         MOUNT PROSPECT, ILLINOIS 60056
                                 (847) 803-4600
      (name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:
                                Neal Aizenstein
                         Sonnenschein Nath & Rosenthal
                                8000 Sears Tower
                            Chicago, Illinois 60606
                                 (312) 876-8938

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number on the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

               SUBJECT TO COMPLETION, -- December 22, 1999


--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                                   PROSPECTUS

                                  SALTON, INC.

                   Maximum of 957,304 Shares of Common Stock

                                ---------------



         This prospectus relates to a maximum of 957,304 shares of our common stock. These shares may be offered and sold from time to time by the selling stockholders named herein. The selling stockholders may offer their shares of common stock through public or private transactions, on or off The New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. We will provide specific terms of any offerings made under this prospectus in prospectus supplements, if necessary.

         We will not receive any of the proceeds from the sale of the common stock. We will bear the costs relating to the registration of the common shares, estimated to be approximately $50,000.


         The common stock is traded on The New York Stock Exchange under the symbol SFP. The closing sales price of the shares of common stock as reported on The New York Stock Exchange on December 20, 1999 was $3_ per share. The selling stockholders will pay any sales commissions or underwriting discounts and fees and expenses of their counsel incurred in connection with the sale of shares through this prospectus.


                      ------------------------------------

           These securities have not been approved or disapproved by
               the securities and exchange commission nor has the
                     commission passed upon the accuracy or
                        adequacy of this prospectus. Any
                         representation to the contrary
                             is a criminal offense.


                The date of this Prospectus is __________, 1999

                               TABLE OF CONTENTS
                                                                           PAGE

The Company...........................................................
Unaudited Pro Forma Consolidated Financial Statements.................
Use of Proceeds.......................................................
Selling Stockholders..................................................
Plan of Distribution..................................................
Accounting Experts....................................................
Special Note Regarding Forward-Looking Statements.....................
Where You Can Find More Information...................................
Incorporation of Certain Documents by Reference.......................



                               EXPLANATORY NOTES

     We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of common stock where it is lawful to do so. The information contained in this prospectus is prospectus or of any sale of the shares.

     You should read carefully this entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision. All references to "we," "our" or "Salton" in this prospectus mean Salton, Inc. and its subsidiaries.

                                  THE COMPANY

         We are a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances, tabletop products and personal care products. We act as a marketing service provider by managing our brands and product lines in a manner that allows our retail customers to differentiate themselves to consumers. We have the leading domestic market share in toasters, juice extractors, indoor grills, bread bakers, griddles, waffle makers and buffet ranges/hotplates and a significant market share in other product categories. We believe that our strong market share results from our well known brand names, the breadth, quality and innovation of our product offerings and our strong relationships and retailers and suppliers. We outsource most of our production to independent manufacturers, primarily in the Far East.

         Our portfolio of well-recognized owned and licensed brand names includes Salton(R), Toastmaster(R), Maxim(R), Breadman(R), Juiceman(R), George Foreman Grills(R), White-Westinghouse(R), Farberware(R), Melitta(R), Block(R), Atlantis(R), Sasaki(R), Rejuvenique(R) and Ingraham(R). We are also a leading designer and distributor of small appliances in the U.S. under such well-known names as Kenmore(R) and Magic Chef(R).

         We predominantly sell our products to mass merchandisers, department stores, specialty stores and mail order catalogs. We also sell certain of our products directly to consumers through paid half-hour television programs referred to as "infomercials" and through our Internet website, www.salton/maxim.com. Our customers include many premier domestic retailers, including Kmart, Dayton Hudson (including Target and Mervyn's), Sears, Wal-Mart, Federated Department Stores, May Company Department Stores, QVC, Bed Bath & Beyond, Saks Inc. and Costco. We market and sell our products primarily in the U.S. through our own sales force and a network of independent commissioned sales representatives.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         The following unaudited pro forma consolidated financial statements give effect to:

         - the issuance of 109,090 shares of Salton common stock to the former stockholders of TMI Acquisition Corp. in satisfaction of Salton's obligation to pay TMI Acquisition Corp. certain amounts based on future sales of Toastmaster(R) products; and

         - Salton's pending acquisition of the right to use in perpetuity and worldwide the name "George Foreman" in connection with the marketing and sale of food preparation appliances for an aggregate purchase price of $113,750,000 in cash, payable in five annual installments of $22,750,000 commencing on the closing date, and shares of Salton common stock valued at $23,750,000 at the closing.

         The unaudited pro forma condensed consolidated balance sheet data gives effect to these transactions as if they had occurred on September 25, 1999. The unaudited pro forma consolidated statements of operations data give effect to these transactions as if they had occurred on (1) June 28, 1998 with respect to the fiscal year ended June 26, 1999 and (2) June 27, 1999 with respect to the thirteen weeks ended September 25, 1999.

     The unaudited pro forma consolidated financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that Salton believes are reasonable. In particular, the number of shares of Salton common stock to be issued in connection with the George Foreman transaction is based on an assumed price of $28.00 per share at the closing of that transaction. The pro forma financial information is for informational purposes only and does not purport to represent what Salton's results of operations or financial position would have actually been had the transactions to which pro forma effect is given been consummated as of the dates or for the periods indicated.

                                                                  SALTON, INC.
                                                   UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                                SEPTEMBER 25, 1999
                                                                 (IN THOUSANDS)
                                                   -----------------------------------------------
                                                   HISTORICAL      PRO FORMA
                                                   SALTON (1)     ADJUSTMENTS          AS ADJUSTED
                                                   ----------     -----------          -----------
Total Assets:
                                                                  $  16,644   (2)
                                                                    (22,750)  (3)
                                                                  ---------
  Cash                                             $   8,336         (6,106)           $   2,230
  Accounts Receivable, Net of Allowances             159,525                             159,525
  Inventories                                        155,965                             155,965
  Prepaid Expenses and Other Current Assets            8,521                               8,521
  Deferred Taxes                                       3,134                               3,134
                                                   ---------      ---------            ---------
    Total Current Assets                           $ 335,481         (6,106)             329,375
  Property Plant and Equipment                        46,520                              46,520
  Accumulated Depreciation                           (21,513)                            (21,513)
                                                   ---------      ---------            ---------
    Net Property Plant and Equipment               $  25,007                              25,007

                                                                     (1,000)  (4)
                                                                    121,020   (3)
                                                                  ---------
Intangibles, Net and Other Assets                     42,500        120,020              162,520
                                                           -              -                    -
                                                   ---------      ---------            ---------
    Total Assets                                   $ 402,988      $ 113,914            $ 516,902
                                                   =========      =========            =========

Total Liabilities
  Accounts Payable                                 $  53,732             50   (3)      $  53,782
  Accrued Expenses                                    28,264             89   (4)         28,353
  Income Taxes                                         6,144      $   5,924   (2)         12,068
  Revolving Line of Credit and Other Current
    Debt                                              67,196                              67,196
  Deferred Income Taxes                                    -              -                    -
                                                   ---------      ---------            ---------
    Total Current Liabilities                        155,336          6,063              161,399
  Non-current Deferred Tax Liability                     157              -                  157
                                                                          -                    -

                                                                     (4,000)  (4)
                                                                     74,520   (3)
                                                                  ---------
  Long Term Debt                                   $ 182,013         70,520              252,533
                                                                                               -
                                                   ---------      ---------            ---------
      Total Liabilities                              337,506         76,583              414,039

Stockholders Equity
  Preferred Stock
  Common Stock                                           134              -                  134
                                                                     11,790   (3)
                                                                      1,516   (4)
                                                                  ---------
  Treasury Stock                                     (43,308)        13,306              (30,002)
                                                                     11,960   (3)
                                                                      1,484   (4)
                                                                  ---------
  Additional Paid in Capital                          45,317         13,444               58,761
  Accumulated other comprehensive income                 (49)             -                  (49)
  Retained Earnings                                   63,388         10,581   (5)         73,969
                                                   ---------      ---------            ---------
      Total Liabilities                               65,482         37,331              102,813
                                                   ---------      ---------            ---------
Total Liabilities & Stockholders Equity            $ 402,988      $ 113,914            $ 516,902
                                                   =========      =========            =========


       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                                  SALTON, INC.
    UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA
                        FISCAL YEAR ENDED JUNE 26, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                  HISTORICAL      PRO FORMA            PRO FORMA
                                                                  SALTON (1)     ADJUSTMENTS          AS ADJUSTED
                                                                 -----------     -----------          -----------
Net sales                                                        $  506,116                           $   506,116
Cost of Goods sold                                                  285,526                               285,526
Distribution expenses                                                21,621                                21,621
                                                                 -----------     -----------          -----------
Gross profit                                                        198,969                -              198,969
                                                                                 $     8,068  (6)
                                                                                         (25) (6)
Selling General, and Administrative expenses                        129,588          (38,096) (6)
                                                                                          50  (9)
                                                                                        (536) (8)          99,049
                                                                -----------      -----------          -----------
Operating income                                                     69,381          (30,539)              99,920
                                                                                       6,334  (7)
Interest expense                                                     15,518              173  (7)          22,025
                                                                 -----------     -----------          -----------
Income before income taxes                                           53,863          (24,032)              77,895
Income taxes                                                         19,320            8,553  (10)         27,873
                                                                 -----------     -----------          -----------
Net income                                                       $   34,543      $   (15,479)         $    50,022
                                                                 ==========      ===========          ===========
Earnings per share: Basic                                        $     3.21                           $      4.27
Earnings per share: Diluted                                      $     2.37                           $      3.22
Weighted average common shares outstanding                           10,760                                11,718
Weighted average common and equivalent shares outstanding            14,562                                15,519


EBITDA (11)                                                      $   76,682                           $   115,264
EBITDA MARGIN (12)                                                     15.2%                                 22.8%
Depreciation and amortization                                    $    7,301                           $    15,344
Capital Expenditures                                             $    5,390                           $     5,390



       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                                  SALTON, INC.
    UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER DATA
                    THIRTEEN WEEKS ENDED SEPTEMBER 25, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                  HISTORICAL    PRO FORMA           PRO FORMA
                                                                  SALTON (1)   ADJUSTMENTS         AS ADJUSTED
                                                                  ----------   -----------         -----------
Net sales                                                         $ 196,340                        $ 196,340
Cost of goods sold                                                  110,401                          110,401
Distribution expenses                                                 7,120                            7,120
                                                                  ---------      --------          ---------
Gross profit                                                         78,819             -             78,819
                                                                                 $  2,017  (6)
                                                                                  (16,644) (6)
                                                                                       (6) (6)
                                                                                       50  (9)
Selling, general and administrative expenses                         50,490            89  (8)        35,996
                                                                  ---------      --------          ---------
Operating income                                                     28,329       (14,494)            42,823
                                                                                    1,584  (7)
Interest expense                                                      5,477                            7,061
                                                                  ---------      --------          ---------
Income before income taxes                                           22,852       (12,910)            35,762
Income taxes                                                          8,954         4,595  (10)       13,549
                                                                  ---------      --------          ---------
Net income                                                        $  13,898      $ (8,315)         $  22,213
                                                                  =========      ========          =========

Earnings per share: Basic                                         $    1.35                        $    1.98
Earnings per share: Diluted                                       $    0.95                        $    1.43
Weighted average common shares outstanding                           10,290                           11,247
Weighted average common and equivalent shares outstanding            14,574                           15,531



EBITDA (11)                                                       $  30,609                        $  47,114
EBITDA MARGIN (12)                                                     15.6%                            24.0%
Depreciation and amortization                                     $   2,280                        $   4,291
Capital Expenditures                                              $   2,311                        $   2,311




       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                                  SALTON, INC.
              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

The unaudited proforma consolidated financial statements have been adjusted for the items set forth below.

(1) Represents the historical financial position of Salton as of September 25, 1999 and the consolidated results of operations for fiscal year ended
     June 26, 1999 and the thirteen weeks ended September 25, 1999.

BALANCE SHEET
(2) Reflects the reversal of royalty payments of $16,644 on George Foreman products, for the thirteen weeks ended September 25, 1999, and the corresponding additional income taxes payable of $5,924 based upon an assumed tax rate of 35.59%.

(3) Reflects the following in connection with Salton's pending acquisition of the right to use in perpetuity and worldwide the name "George Foreman" in connection with the marketing and sale of food preparation appliances (the "Trademark"): (a) the first installment of cash payments of $22,750 due at the closing date; (b) the recording of notes payable of $91,000 for the remaining four annual cash installments, recorded at the aggregate present value of $74,520 utilizing an 8.5% interest rate; (c) the issuance of 848,214 shares of common stock out of treasury shares at a carrying value of $13.90 per share and the recording of additional paid-in-capital based on the per share price of Salton common stock of $28 as of December 3, 1999; (d) the recording of an intangible asset of $121,020 for the Trademark; and (e) the estimated expenses of $50 for accounting, legal, printing and filing fees. The actual aggregate number of shares to be issued will be determined by dividing $23,750 by the average of the closing price of Salton common stock on the NYSE for the twenty trading days ending on the third trading day preceding the closing date, per the agreement.

(4) Reflects the following in connection with the satisfaction of Salton's obligation to the TMI Acquisition Corp.: (a) the reduction of the original obligation by $4,000 based on the terms of the new agreement and the related reduction in goodwill of $1,000; (b) the issuance of 109,090 shares of common stock out of treasury shares at a carrying value of $13.90 per share and the recording of additional paid-in-capital based on the per share price of $27.50 in accordance with the agreement; and (c) the recording of a liability and expense of $89 to reflect the agreement by Salton to reimburse the former stockholders of TMI Acquisition Corp. in cash to the extent that the selling price of any of the shares sold by such stockholders during a specified period of time is less than $27.50 per share and the agreement by such stockholders to pay Salton in cash to the extent that such selling price exceeds $27.50 per share (the "Stock Price Guarantee"), based on the common stock price on September 24, 1999 of $26.6875.

(5) Reflects net impact on retained earnings of the aforementioned pro forma adjustments.

STATEMENT OF OPERATIONS
(6)  A. For fiscal year ended June 26, 1999:
     (1) Reflects amortization of the Trademark of $8,068 on a straight-line basis preliminarily over a 15-year useful life. The Company is in the process of assessing the estimated useful life of the Trademark which is not expected to be less than 10 years or greater than 20 years.

     (2) Reflects the reduction in goodwill amortization expense of $25 (see note (4)(a)).

     (3) Reflects the reversal of royalty payments of $38,096 on George Foreman products.

     B. For the thirteen weeks ended September 25, 1999:
     (1) Reflects amortization of the Trademark of $2,017 on a straight-line basis preliminarily over a 15-year useful life. The Company is in the process of assessing the estimated useful life of the Trademark which is not expected to be less than 10 years or greater than 20 years.

     (2) Reflects the reduction in goodwill amortization expense of $6 (see note (4)(a)).

     (3) Reflects the reversal of royalty payments of $16,644 on George Foreman products.

(7)  A. For fiscal year ended June 26, 1999:
     (1) Reflects the imputed interest expense associated with the notes payable of $6,334 (see note (3)).
     (2) Reflects interest on additional borrowings of $173 for the initial cash payment for the Trademark.
     B. For the thirteen weeks ended September 25, 1999
     (1) Reflects the imputed interest expense associated with the notes payable of $1,584.

(8)  A. For fiscal year ended June 26, 1999:
     (1) Reflects the change in the fair value of the Stock Price Guarantee that is included in the agreement for the issuance of 109,090 shares of Salton common stock to the former stockholders of TMI Acquisition Corp. of $536 based on the closing price of Salton common stock on June
         26, 1999 of $32.4167 per share.

     B. For the thirteen weeks ended September 25, 1999:
     (1) Reflects the change in the fair value of the Stock Price Guarantee that is included in the agreement for the issuance of 109,090 shares of Salton common stock to the former stockholders of TMI Acquisition Corp. of $89 based on the closing price of Salton common stock on September 24, 1999 of $26.6875.

(9) The estimated expenses of $50 for accounting, legal, printing and filing fees.

(10) Income tax expense is adjusted to reflect the income tax effects of pro forma adjustments based upon an assumed rate of 35.59%.

OTHER DATA
(11) EBITDA represents operating income plus depreciation and amortization. EBITDA is presented because it is widely accepted measure to provide information regarding a company's ability to pay interest, repay debt or make capital expenditures. EBITDA should not be considered in isolation or in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. Additionally, Salton's calculation of EBITDA may differ from that performed by other companies, and thus the amounts disclosed for EBITDA may not be directly comparable to similarly titled measures disclosed by other companies.

(12) EBITDA margin represents EBITDA as a percentage of net sales.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock offered by this prospectus, nor will such proceeds be available for our use or benefit.

                              SELLING STOCKHOLDERS

     All of the shares of Salton common stock registered for sale under this prospectus were issued, or are to be issued, to (1) the former stockholders of TMI Acquisition Corp. and (2) George Foreman, Sam Perlmutter and Michael Srednick (the persons identified in clauses (1) and (2) are collectively referred to herein as the "selling stockholders").

     The former stockholders of TMI Acquisition Corp. acquired the shares specified below from Salton in satisfaction of Salton's obligations to pay TMI Acquisition Corp. certain amounts based on future sales of Toastmaster(R) products. Under the terms of the transaction, (1) Salton agreed that in the event the "selling price" (the transaction price less reasonable and customary brokerage commissions) of any share sold by the former stockholders of TMI Acquisition Corp. during a specified period of time is less than $27.50 per share, Salton will pay to such stockholders the difference between $27.50 and the selling price with respect to each such share; and (2) the former stockholders of TMI agreed that in the event the selling price of any share they sell during a specified period of time exceeds $27.50 per share, they will pay Salton the difference between the selling price and $27.50 with respect to each such share. In addition, the former stockholders of TMI have agreed to pay Salton the excess value (based on the average closing price of Salton common stock over a specified period of time) over $27.50 per share with respect to each share which they continue to own after a specified period of time. Salton agreed to register for resale the shares of common stock received by the selling stockholders in connection with the transaction.

     George Foreman, Sam Perlmutter and Michael Srednick will acquire the shares specified below from Salton as partial consideration for their sale to Salton of the right to use in perpetuity and worldwide the name "George Foreman," including pictures and likeness of George Foreman, in connection with the marketing and sale of food preparation appliances. The aggregate purchase price payable by Salton in this transaction is $113,750,000 in cash, payable in five annual installments of $22,750,000 commencing on the closing date, and shares of Salton common stock valued at $23,750,000 at the closing. Under the terms of the transaction, Salton agreed to register for resale the shares of common stock received by the selling stockholders in connection with the transaction. The closing of this transaction is expected to occur in the first calendar quarter of 2000. Prior to this transaction, Salton paid George Foreman, Sam Perlmutter and Michael Srednick royalties based on the sale of "George Foreman" products marketed and sold by Salton.

     The term "selling stockholders" also includes any transferees, pledgees, donees, or other successors in interest to the selling stockholders named in the table below. To the extent required, we will name any additional selling stockholders in a supplement to this prospectus.

     The following table sets forth certain information with respect to the beneficial ownership of our common stock by the selling stockholders as of December 9, 1999 before giving effect to the sale of shares of common stock in this offering. The selling stockholders have not had any position or office with us or any of our affiliates within the past three years. Except as described in the preceding paragraphs under "Selling Stockholders," there is no relationship between the selling stockholders and us or our affiliates in the last three years. All of the shares owned by the selling stockholders may be offered by such stockholders in this offering. We cannot assure you, however, that the selling stockholders will sell any of the shares of our common stock covered by this prospectus. The selling stockholders do not hold one or more percent of the outstanding shares of our common stock.

     The information included in this section is based upon information provided by the selling stockholders.

                                               Shares               Shares
                                         Beneficially Owned   Beneficially Owned
                                              Prior to             After the
                 Name                      The Offering(1)      Offering(1)(4)
                 ----                      ---------------      --------------
                                                                      0
Irwin Chafetz                                     3,927(2)            0
Irwin Chafetz Family Charitable Trust           105,163               0
George Foreman                                  357,142(3)            0
Sam Perlmutter                                  245,536(3)            0
Michael Srednick                                245,536(3)            0
                                                -------            ------
         Total                                  957,304               0
                                                =======            ======

(1) Unless otherwise noted, each person has sole voting and investment power with respect to all shares listed opposite such person's name.

(2) Excludes the shares beneficially owned by the Irwin Chafetz Family Charitable Trust. Mr. Chafetz is the trustee of the Trust and has sole voting and investment power with respect to the shares owned by Trust.

(3) Based on the closing price of the shares of $28 on December 3, 1999. The actual aggregate number of shares acquired by these persons will be determined by dividing (x) $23,750,000 by (y) the average of the closing prices of Salton common stock on the NYSE for the twenty trading days ending on the third trading day preceding the closing date; provided that each of Mr. Perlmutter and Mr. Srednick will in no event receive less than 237,069 shares.

(4) The shares may be offered from time to time by the selling stockholders. The selling stockholders are not obligated to sell all or any portion of their shares, nor are they obligated to sell any of their shares immediately pursuant to this prospectus. Because the selling stockholders may sell all or some of their shares, no estimate can be given as to the amount of common stock actually to be offered for sale by the selling stockholders or as to the amount of common stock that will be held by the selling stockholders upon the termination of this offering.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock covered by this prospectus for the selling stockholders. To the extent required, we will identify any additional selling stockholders in a supplement to this prospectus.

     The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares of common stock on The New York Stock Exchange, in the over-the-counter market or in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In addition, the selling stockholders may sell some or all of their shares of common stock through:

     - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     - purchases by a broker-dealer, as principal, and resale by the broker-dealers for its account; or

     - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     The selling stockholders may enter into hedging transactions with respect to their shares. For example, the selling stockholders may:

     - enter into transactions involving short sales of the common shares by broker-dealers;

     - sell shares of common stock short and redeliver such shares to close out short positions;

     - enter into option or other types of transactions that require the selling stockholders to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

     - loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act of 1933. If the selling stockholders or any broker-dealers qualify as "underwriters," they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

     In addition to selling their shares of common stock under this prospectus, the selling stockholders may:

     - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares of common stock, including liabilities arising under the Securities Act of 1933;

     - transfer their shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     - sell their shares of common stock under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     When a particular offering is made, if required, we will distribute to you a prospectus supplement. This supplement will set forth the names of the selling stockholders, the aggregate amount and type of shares being offered, the number of such shares owned before and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Any underwriters, brokers, dealers or agents who participate in any sale of the shares may also perform services for us or our affiliates.

     All expenses of the registration of the shares will be paid by us, including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of our counsel and expenses of any audits incidental to this registration. The selling stockholders will pay expenses related to any sales commissions or underwriting discounts and fees and expenses of its counsel incurred in connection with the sale of shares through this prospectus.

     We have agreed to indemnify the selling stockholders and anyone who controls the selling stockholders against certain liabilities and expenses arising out of or based upon the information contained in this document, including liabilities under federal securities laws.


                                    EXPERTS

     The consolidated financial statements and financial statement schedules of Salton, Inc. as of June 26, 1999 and June 27, 1998 and for each of the three years in the period ended June 26, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto and are incorporated herein by reference from Salton, Inc.'s Annual Report on Form 10-K in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Toastmaster as of December 31, 1998 and for each of the three years in the period ended December 31, 1998 have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of KPMG LLP, independent auditors, included in Salton Inc.'s Annual Report on Form 10-K for the fiscal year ended June 26, 1999 and incorporated by reference in this prospectus.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document contains or incorporates by reference a number of forward-looking statements relating to Salton, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to:

     -    our financial condition;

     -    our results of operations;

     -    our business plans;

     - our business strategies, operating efficiencies or synergies, competitive positions and growth opportunities for existing products;

     -    the plans and objectives of our management;

     -    the markets for our stock; and

     -    other matters.

     We consider any statements that are not historical facts as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management. They involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These differences could be material; therefore, you should evaluate forward-looking statements in light of various important factors, including those set forth or incorporated by reference in this document.

     Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

     - the integration of Toastmaster, including the failure to realize anticipated revenue enhancements and cost savings;

     - our relationship and contractual arrangements with key customers, suppliers and licensors;

     -    the risks relating to pending legal proceedings

     -    cancellation or reduction of orders;

     - the timely development, introduction and customer acceptance of our products;

     - dependence on foreign suppliers and supply and manufacturing constraints;

     -    competitive products and pricing;

     -    economic conditions and the retail environment;

     -    the availability and success of future acquisitions;

     -    our degree of leverage;

     -    the risks related to intellectual property rights;

     -    year 2000 issues; and

     -    other factors both referenced and not reference in this prospectus.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference, including our Annual Report on Form 10-K for the fiscal year ended June 26, 1999, including any amendments, and our Quarterly Report on Form 10-Q for the quarterly period ended September 25, 1999, including any amendments.

     You should not place undue reliance on these forward-looking statements, which speak only as of the date of such statements. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with those requirements file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Commission's public reference rooms at the following locations:

Public Reference Room    New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.   Seven World Trade Center   Citicorp Center
Room 1024                Suite 1300                 500 West Madison
Washington, D.C. 20549   New York, NY 10048         Suite 1400
                                                    Chicago, Illinois 60661-2511

     Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These filings with the Commission are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Salton are also available for inspection at the offices of The Nasdaq National Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. As allowed by Commission rules, this document does not contain all the information you can find in this registration statement or the exhibits to the registration statement. You can get a copy of the registration statement from the sources listed above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents filed separately with the Commission. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

     This document incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important business and financial information about Salton that is not included in or delivered with this document.


                                          Period
                                          ------

Annual Report on Form 10-K                Fiscal year ended June 26, 1999.

Quarterly Reports on Form 10-Q            Quarter ended September 25, 1999.

Current Reports on Form 8-K               Dated December 9, 1999.

     We also incorporate by reference additional documents that may be filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference through the Commission or the Commission's Internet web site as described above. You may also obtain them by requesting them from us in writing or by telephone at the following address or phone numbers:

                                 SALTON, INC..
                           550 Business Center Drive
                         Mount Prospect, Illinois 60056
                                 (847) 803-4600

Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this document, the exhibit will also be provided without charge.

     You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated December 10, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the offering described in this Registration Statement. All of such amounts (except the SEC registration fee and the New York Stock Exchange listing fee) are estimated.


                                                               AMOUNT
                                                               ------
           SEC registration fee...........................    $ 8,032
           New York Stock Exchange listing fee............      1,000
           Printing expenses..............................      5,000
           Legal fees and expenses........................     15,000
           Accounting fees and expenses...................     20,000
           Miscellaneous..................................        968
                                                               ------
                Total.....................................     50,000
                                                               ======

    -------------------------
         *  To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a part to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

      The Registrant's Restated Certificate of Incorporation (the "Certificate") provides that Salton's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant's Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

      The directors and officers of Salton are covered under directors' and officers' liability insurance policies maintained by Salton.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a) The following exhibits are filed herewith or to be filed by amendment:

EXHIBIT
NUMBER    DESCRIPTION
------    -----------

  5.1     -- Opinion of Sonnenschein Nath & Rosenthal.
 23.1(1)  -- Consent of Independent Accountants -- Deloitte & Touche LLP.
 23.2 -- Consent of Sonnenschein Nath & Rosenthal (included in Exhibit 5.1). 23.3(1) -- Consent of Independent Accountants -- KPMG LLP.
 24.1     -- Power of Attorney (included on page II-3).



----------------
(1) Previously filed herewith.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was effective; and

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication to such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, Salton, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and the State of Illinois, on the 20th day of December, 1999.



                                  SALTON, INC.




                                                By: /s/ LEONHARD DREIMANN
                                                    ----------------------------
                                                    Leonhard Dreimann
                                                    Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leonhard Dreimann, William B. Rue, and David C. Sabin, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capabilities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of December, 1999.



           SIGNATURE

   /s/  LEONHARD DREIMANN      Chief Executive Officer and Director
-----------------------------  (Principal Executive Officer)
        Leonhard Dreimann

  /s/   WILLIAM B. RUE         President and Chief Operating Officer
-----------------------------
        William B. Rue

   /s/  JOHN E. THOMPSON       Senior Vice President and Chief Financial Officer
-----------------------------  (Principal Accounting and Financial Officer)
        John E. Thompson

   /s/  DAVID C. SABIN         Chairman of the Board and Director
-----------------------------
        David C. Sabin

   /s/  FRANK DEVINE           Director
-----------------------------
        Frank Devine

   /s/  BERT DOORNMALEN        Director
-----------------------------
        Bert Doornmalen

-----------------------------  Director
        Robert A. Bergmann

-----------------------------  Director
        Bruce G. Pollack

                                  EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION

  5.1     -- Opinion of Sonnenschein Nath & Rosenthal.
 23.1(1)  -- Consent of Independent Accountants -- Deloitte & Touche LLP.
 23.2 -- Consent of Sonnenschein Nath & Rosenthal (included in Exhibit 5.1). 23.3(1) -- Consent of Independent Accountants -- KPMG LLP.
 24.1     -- Power of Attorney (included on page II-3).
-------------------
(1) Previously filed herewith.